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                                                                  EXHIBIT 23.1


             Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1994 Equity Incentive Plan and 1996 Employee Stock Purchase Plan of Cell Therapeutics, Inc. of our report dated January 24, 1997, except for paragraphs 2 through 4 of Note 12, as to which the date is March 26, 1997, with respect to the financial statements of Cell Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission on March 31, 1997.


                                        ERNST & YOUNG LLP

Seattle, Washington
September 18, 1997